Silk Road Medical Reports First Quarter 2020 Financial Results

SUNNYVALE, Calif. – April 30, 2020 – Silk Road Medical, Inc. (Nasdaq: SILK), a company focused on reducing the risk of stroke and its devastating impact, today reported financial results for the three months ended March 31, 2020.

“As we continue through these challenging times, we are confident in the foundational strength of our business and the culture that we have built at Silk Road Medical,” said Erica Rogers, Chief Executive Officer. “While our short-term priorities have temporarily shifted in light of the COVID-19 outbreak, we remain undeterred in our longstanding pursuit to change the standard of care. We have proven that TCAR is a more efficient, safer procedure for many patients and we are committed to improving the lives of carotid artery disease patients with this technology.”
First Quarter 2020 Financial Results
Revenue for the first quarter of 2020 was $18.9 million, an increase of $6.2 million or 48%, compared to the first quarter of 2019. The increase was driven primarily by growing adoption of the TCAR procedure across an expanded base of hospital accounts, trained physicians, and active sales territories.

Gross profit for the first quarter of 2020 was $13.7 million compared to $9.4 million for the first quarter of 2019. Gross margin for the first quarter of 2020 declined slightly to 72% compared to 74% in the first quarter of 2019, driven by previously announced investments in manufacturing engineering and infrastructure projects.

Operating expenses were $22.8 million for the first quarter of 2020, compared to $16.6 million in the corresponding prior year period, which represents an increase of 38%. The increase was driven primarily by selling, general and administrative expenses related to growth in our commercial team and marketing efforts as well as costs related to being a public company.

Net loss was $9.9 million in the first quarter of 2020, or a loss of $0.32 per share, as compared to $24.2 million, or a loss of $20.12 per share, in the corresponding period of the prior year. This metric for the first quarter of 2019 included a $15.7 million noncash charge resulting from the remeasurement of the fair value of our convertible preferred stock warrant liability at each balance sheet date. We continued to record adjustments to the estimated fair value of the convertible preferred stock warrants until they were exercised in connection with our IPO offering in April 2019.

Cash, cash equivalents, and short-term investments were $97.6 million as of March 31, 2020.

2020 Financial Guidance
Silk Road Medical withdrew its previously announced annual guidance for 2020 on April 6, 2020. Given the uncertain scope and duration of the COVID-19 pandemic, the company remains unable to accurately estimate the impact of the pandemic on its operations and financial results.

Conference Call
Silk Road Medical will host a conference call at 1:30 p.m. PT / 4:30 p.m. ET on Thursday, April 30, 2020 to discuss its first quarter 2020 financial results. The call may be accessed through an operator by calling (844) 445-7502 for domestic callers and (574) 990-9863 for international callers using conference ID: 3089203. A live and archived webcast of the event will be available at https://investors.silkroadmed.com/.

About Silk Road Medical
Silk Road Medical, Inc. (NASDAQ: SILK), is a medical device company located in Sunnyvale, California, that is focused on reducing the risk of stroke and its devastating impact. The company’s flagship procedure, TransCarotid Artery Revascularization (TCAR), is clinically proven to treat blockages in the carotid artery at risk of causing a stroke. For more information on how Silk Road Medical is delivering brighter patient outcomes through brighter clinical thinking, visit www.silkroadmed.com and connect on Twitter, LinkedIn and Facebook.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These statements include statements regarding the impact of COVID-19 on our business, financial guidance, and overall strength of our business and culture. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include risks described in the section entitled Risk Factors and elsewhere in our filing made with the Securities and Exchange Commission in Silk Road’s Annual Report on Form 10-K filing made with the Securities and Exchange Commission on March 2, 2020. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. Silk Road Medical disclaims any obligation to update these forward-looking statements.

Investors:
Lynn Lewis or Caroline Paul
Gilmartin Group
investors@silkroadmed.com

Media:
Michael Fanucchi
Silk Road Medical
mfanucchi@silkroadmed.com

SILK ROAD MEDICAL, INC.
Statements of Operations Data
(Unaudited, in thousands, except share and per share data)

	Three Months Ended March 31,
	2020	2019

Revenue	$18,933	$12,766
Cost of goods sold	5,250	3,339
Gross profit	13,683	9,427
Operating expenses:
Research and development	3,131	2,707
Selling, general and administrative	19,692	13,866
Total operating expenses	22,823	16,573
Loss from operations	(9,140)	(7,146)
Interest income	404	52
Interest expense	(1,202)	(1,352)
Remeasurement of warrant liability and other income (expense), net	(3)	(15,712)

Net loss	(9,941)	(24,158)

Other comprehensive loss:
Unrealized gains on investments, net	440	—
Net change in other comprehensive loss	440	—

Net loss and comprehensive loss	$(9,501)	$(24,158)

Net loss per share, basic and diluted	$(0.32)	$(20.12)

Weighted average common shares used to compute net loss per share, basic and diluted	31,338,310	1,200,719

SILK ROAD MEDICAL, INC.
Balance Sheets Data
(Unaudited, in thousands)

	March 31, 2020	December 31, 2019

Assets
Current assets
Cash and cash equivalents	$27,552	$39,181
Short-term investments	70,067	51,508
Accounts receivable, net	8,670	8,601
Inventories	12,101	10,322
Prepaid expenses and other current assets	1,894	2,878
Total current assets	120,284	112,490
Long-term investments	—	18,224
Property and equipment, net	2,707	2,734
Restricted cash	310	310
Other non-current assets	3,444	3,644
Total assets	$126,745	$137,402
Liabilities, convertible preferred stock and stockholders' equity
Current liabilities
Accounts payable	$3,194	$1,898
Accrued liabilities	11,125	15,034
Total current liabilities	14,319	16,932
Long-term debt	44,972	44,879
Other liabilities	3,497	3,700
Total liabilities	62,788	65,511

Stockholders' equity
Preferred stock, $0.001 par value	—	—
Common stock, $0.001 par value	31	31
Additional paid-in capital	264,951	263,384
Accumulated other comprehensive income	442	2
Accumulated deficit	(201,467)	(191,526)
Total stockholders' equity	63,957	71,891
Total liabilities, convertible preferred stock and stockholders' equity	$126,745	$137,402